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                                  EXHIBIT 10.10

                               FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT


         This First Amendment ("Amendment") to the Employment Agreement ("Employment Agreement") between ICO, Inc., a Texas corporation (the "Company"), and Christopher N. O'Sullivan (the "Employee") is dated this 23rd day of October, 2002.

         1. Paragraph 2.7 of the Employment Agreement is hereby amended, effective as of November 1, 2002, to read as follows:

              "During the Employment Period, the Employee shall be entitled to fringe benefits in accordance with the policies of the Company as in effect immediately preceding the Effective Date or as in effect at any time thereafter with respect to other key employees. In lieu of use of a Company vehicle, and maintenance, repair, insurance, and fuel charges associated therewith, the Employee shall receive a monthly vehicle allowance in the sum of $1,330.00 ("Vehicle Allowance"), paid in advance on the first payday of each month. The Vehicle Allowance shall be periodically adjusted to reflect inflation. As reimbursement for fuel and vehicle-related charges incurred by Employee when using Employee's personal vehicle on Company business, Employee shall be reimbursed at the IRS reimbursement rate of $0.365 per mile (or the prevailing rate)."

         2. All terms and conditions in the Employment Agreement that are not amended by this Amendment continue to be in full force and effect.


AGREED AND ACCEPTED:

ICO, INC.

By:  /s/ Jon C. Biro                            /s/  Christopher N. O'Sullivan
    -----------------------                     -------------------------------
                                                Christopher N. O'Sullivan
Printed Name: Jon C. Biro

Title: CFO & Treasurer



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